Exhibit 99.5

Business Combination between Grab and Altimeter
Grab Corporate Film Transcript
April 13, 2021

NARRATOR:

Southeast Asia is a place brimming with ambition, but also limitations. Millions face challenges in their everyday lives.

That’s why we’ve created the Everyday Everything App. A platform that's creating new possibilities for millions of people to thrive, just like Alicia.

Alicia (Traditional food truck owner, growing with GrabFood):

My Jollijeep serves many food like sisig sa rada.

Jollijeeps are very traditional.

Because of Grab’s technology we can reach out to so many people, not just in Makati, but everywhere.

Now, I have my new regular customers that I have never seen.

Because my business is better now, I can take care of my family, especially now that I have my grandchildren.

NARRATOR:

Now that local restaurants can reach more customers, GrabFood is helping to level the playing field.

But sometimes the obstacles aren’t to do with money, but independence.

Mokhtar (Grab Delivery Partner, person with disability):

I was a very active person. I played soccer, I played Golf.

When I first got stricken by a stroke, I just found myself useless.

My wife had to carry the role of the single breadwinner of the house.

I just can’t let her do it. I had to get back up again and do it for my family.

And with Grab, it gives me a chance to prove to the rest of the world that I don’t have to depend on anyone else to move around.

NARRATOR:

And Mokhtar’s not the only one proving that you can overcome what life throws at you.

Rudianto is one of the 100million unbanked we’ll be helping access the digital economy by 2023.

Rudianto (GrabCar Driver):

Before I had a savings account, I kept all my money in a drawer.

I was worried that it would get stolen.

I didn’t know of digital currency then.

Then I found out that I could open a ‘money’ account with Grab.

I have been driving with Grab for 4 years.

I kept saving money.

And thanks to god, I was able to build a house. I was able to buy a car.

Now, my wish is to get married.

NARRATOR:

And there are thousands of other people and businesses well on the way to reaching their dreams.

One such business is Piscok super.

Anthony (Owner of Piscok Super, operating out of GrabKitchen):

We started as a small outlet in Mokkasar.

In Jakarta, if you want to expand your business faster, it will be expensive.

A lot of small businesses are struggling.

They’re lacking support, financing, infrastructure.

GrabKitchen provides you with the facilities: Kitchen, utilities and payment gateway.

With this kind of support, within one or two months, I’ve already expanded my business by more than 5 outlets.

NARRATOR:

With GrabKitchen, small restaurants are popping up and expanding across the region.

But some problems, like waiting for hours to receive medical advice require a new solution. And Grab is working on it.

Fei (GrabHealth Lead):

In my personal experience, when you go to the doctor, you take your queue number as early as 6 in the morning. You can easily get your turn at 1pm.

GrabHealth is a platform where you can have access to trusted and reliable medical information, and get your medical supplies to your doorstep.

Our vision is to have one private doctor in every family.

NARRATOR:

Southeast Asia is made up of over 641 million people. And to Grab, that’s millions of reasons to never stop empowering them with the Everyday Everything App.